Exhibit 99.1

Matinas BioPharma Receives Notice of Non-Compliance with NYSE American Continued Listing Standards

BEDMINSTER, N.J. (April 3, 2026) – Matinas BioPharma Holdings, Inc. (the “Company”) (NYSE American: MTNB) announced today that on April 2, 2026, it received a notice (the “Notice”) from the NYSE American LLC (the “NYSE American”) stating that the Company is not in compliance with the NYSE American continued listing standards set forth in Section 1003(a)(i) of the NYSE American Company Guide (the “Company Guide”) requiring a company to have stockholders’ equity of at least $2.0 million if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years, Section 1003(a)(ii) of the Company Guide requiring a company to have stockholders’ equity of at least $4.0 million if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years and Section 1003(a)(iii) of the Company Guide requiring a company to have stockholders’ equity of at least $6.0 million if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years. As of December 31, 2025, the Company had stockholders’ equity of $4.83 million and has had losses in the most recent five fiscal years ended December 31, 2025. The Notice also indicates that the Company is not currently eligible for any exemption in Section 1003(a) of the Company Guide.

The Company is now subject to the procedures and requirements of Section 1009 of the Company Guide. The Company has until May 2, 2026 to submit a plan (the “Plan”) of actions it has taken or will take to regain compliance with the continued listing standards and may be eligible up to 18 months from receipt of the Notice (“Cure Period”) to regain compliance. The Company intends to submit the Plan to regain compliance with NYSE American listing standards. However, there can be no assurance that the Company will be able to achieve compliance with such standards within the Cure Period. If the NYSE American accepts the Plan, the Company will be able to continue its listing during the Cure Period and will be subject to periodic reviews including quarterly monitoring for compliance with the Plan until it has regained compliance. If the Plan is not accepted by the NYSE American, the Notice states that delisting proceedings will commence. The Company may appeal a staff delisting determination in accordance with Section 1010 and Part 12 of the Company Guide.

The Notice has no immediate impact on the listing of the Company’s shares of common stock, which will continue to be listed and traded on the NYSE American, subject to the Company’s compliance with the other listing requirements of the NYSE American. The Notice does not affect the Company’s ongoing business operations or its reporting requirements with the Securities and Exchange Commission.

Also, as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, the independent registered public accounting firm’s report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. Release of this information is required by Section 610(b) of the NYSE American Company Guide. It does not represent any change or amendment to any of the Company’s filings for the fiscal year ended December 31, 2025.

About Matinas BioPharma

Matinas BioPharma is a biopharmaceutical company focused on delivering groundbreaking therapies using its lipid nanocrystal (LNC) platform delivery technology.

About MAT2203

Matinas BioPharma’s MAT2203 is a potential oral broad-spectrum treatment for invasive deadly fungal infections. Although amphotericin B is a fungicidal agent, it is currently only available through an intravenous route of administration, which is known to be associated with several significant safety issues such as renal toxicity and anemia due to very high circulating levels of amphotericin B. MAT2203 has the potential to overcome the significant limitations of the currently available amphotericin B products due to its targeted oral delivery. Combining comparable fungicidal activity with targeted delivery results in a lower risk of toxicity and potentially creates the ideal antifungal agent for the treatment of invasive fungal infections. MAT2203 was successfully evaluated in the completed Phase 2 EnACT study in HIV patients suffering from cryptococcal meningitis, meeting its primary endpoint and achieving robust survival. MAT2203 was planned to be further evaluated in a single Phase 3 registration trial as an oral step-down monotherapy following treatment with AmBisome (liposomal amphotericin B) compared with the standard of care in patients with invasive aspergillosis who have limited treatment options.

For more information, please visit www.matinasbiopharma.com.

Forward-Looking Statements

This release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this release are forward-looking statements. Forward-looking statements contained in this release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including with respect to the Company’s plans related to regaining compliance with the NYSE American’s continued listing standards. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the risk disclosures in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025 and in other filings made with the Securities and Exchange Commission by the Company. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

Investor Contact

Jerome D. Jabbour

Chief Executive Officer

(908) 484-8805

operations@matinasbiopharma.com

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